Exhibit 10(w)(x)

WESTINGHOUSE EXECUTIVE PENSION PLAN
(Amended and Restated as of December 31, 2005)

        WHEREAS, former CBS Corporation (previously Westinghouse Electric Corporation), established the Westinghouse Executive Pension Plan (the "Plan") in order to provide supplemental pension benefits for its eligible employees and their beneficiaries; and

        WHEREAS, pursuant to the Agreement of Merger dated September 6, 1999, former CBS Corporation merged into Viacom Inc. on May 4, 2000 (the "Effective Time"); and

        WHEREAS, Viacom, Inc. separated into two publicly-traded companies on December 31, 2005, CBS Corporation (the "Company") and New Viacom, and the Company continues to maintain the Plan for eligible employees of the Company and/or its subsidiaries and their beneficiaries; and

        WHEREAS, the Plan has been established and is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees; and

        WHEREAS, the Plan was amended and restated, effective as of the Effective Time (except as otherwise provided); and

        NOW, THEREFORE, the Plan is hereby amended and restated, effective as of December 31, 2005, as follows:

Section 1.    Definitions.

                (a) "Administrative Managers" means the persons or entities identified by the Chief Operating Officer of the Company to serve as administrative managers for employee benefit plans. The Administrative Managers may delegate any and all of their duties, authority, and discretion under this Plan.

                (b) "Affiliated Entity" means a subsidiary company that is at least fifty percent (50%) owned by the Company or a partnership or a joint venture in which the Company is at least a fifty percent (50%) owner. The term Affiliated Entity shall also include all entities in the Controlled Group of each Employer.

                (c) "Average Annual Compensation" means the amount equal to the sum of (x) plus (y), as defined below. For purposes of this paragraph, (x) equals 12 times the average of the five highest monthly base salaries of Executive on the ten consecutive December 1sts which immediately precede the earliest of (i) the Executive's date of death, (ii) the Executive's actual retirement date, or (iii) the Executive's Normal Retirement Date. For purposes of this paragraph, (y) equals the average of the five highest annual incentive compensation awards, if any, paid to the Executive under the Westinghouse Annual Incentive Programs or equivalent annual program or programs during the ten consecutive years ending with the earliest of (i) the year of the Executive's death, (ii) the year of the Executive's actual retirement date, or (iii) the year of the Executive's Normal Retirement Date. In the case of an Eligible Affected Employee, the Executive's Effective Termination Date will be substituted for "actual retirement date" in determining Average Annual Compensation.

                (d) "Board" means the Board of Directors of the Company. The Board and any committee of the Board may delegate any and all of its duties, authority, and discretion under this Plan.

                (e) "Cash Balance Plan" means the CBS Cash Balance Plan Document component of the CCPP.

                (f) "CCPP" means the CBS Combined Pension Plan.

                (g) "Code" means the Internal Revenue Code of 1986, as amended.

                (h) "Company" means CBS Corporation and its subsidiaries and any successor to CBS Corporation by merger or the sale of substantially all of the assets of CBS Corporation. For periods prior to the Effective Time, the Company was the former CBS Corporation (previously Westinghouse Electric Corporation).

                (i) "Controlled Group" means, with respect to the Company: (a) any corporation which is a member of a controlled group of corporations, within the meaning of Section 1563(a) of the Code, determined without regard to Sections 1563(a)(4) and (e)(3)(C) of the Code, including such Employer; (b) any trade or business under common control with the Company, within the meaning of Section 414(c) of the Code; (c) any employer which is included with such Company in an affiliated service group, within the meaning of Section 414(m) of the Code; or (d) any other entity required to be aggregated with such Company pursuant to regulations under Section 414(o) of the Code.

                (j) "Credited Service" has the meaning defined in (i) for an individual who participates in the Group W Plan, the Group W Plan, (ii) for an individual who participates in the Cash Balance Plan, either of the Group W Plan or the WPP, depending upon whether the individual was most recently a participant in the Group W Plan or the WPP prior to becoming a participant in the Cash Balance Plan, and (iii) for an individual who is not described in (i) or (ii) above, the WPP; provided that, for purposes of the Plan it shall also include such service with a Designated Entity or Designated Group; but it shall not include any "deemed" service which may be awarded under a special retirement window or similar arrangements.

                (k) "Designated Entity" means an Affiliated Entity or other entity that is designated by the Managers as participating in the Plan.

                (l) "Designated Group" means a group of employees that is designated by the Managers as participating in the Plan.

                (m) "Early Retirement Date" means: (i) for an Executive who is a participant in the WPP accruing Eligibility Service (and for any Executive not described in (ii) below), the earlier of (1) attainment of age 60 with at least 10 years of Eligibility Service, or (2) attainment of age 58 with at least 30 years of Eligibility Service, or (ii) for an Executive who is a participant in the Group W Plan or Cash Balance Plan accruing Eligibility Service, attainment of age 55 with at least 10 years of Eligibility Service.

                (n) "Effective Termination Date" means the date an Eligible Affected Employee terminates service with the Employer.

                (o) "Eligibility Service" has the meaning defined in (i) for an individual who participates in the Group W Plan, the Group W Plan, (ii) for an individual who participates in the Cash Balance Plan, the definition of "years of service" in the Cash Balance Plan, and (iii) for an individual who is not described in (i) or (ii) above, the WPP.

                (p) "Eligible Affected Employee" means an Employee who qualified for restructuring benefits under Section 22 of the WPP.

                (q) "Employee" has the meaning defined in (i) for an individual who participates in the Group W Plan, the Group W Plan, (ii) for an individual who participates in the Cash Balance Plan, the definition of "eligible employee" in the Cash Balance Plan, and (iii) for an individual who is not described in (i) or (ii) above, the WPP.

                (r) "Employer" has the meaning defined in (i) for an individual who participates in the Group W Plan, the Group W Plan, (ii) for an individual who participates in the Cash Balance Plan, the Cash Balance Plan, and (iii) for an individual who is not described in (i) or (ii) above, the WPP.

                (s) "Equivalent Actuarial Value" means an amount having equal value when computed on the basis of (i) an annual interest rate of 7%, and (ii) mortality rates per the "applicable mortality table" published in Revenue Ruling 95-6.

                (t) "Executive" means any Employee who is employed in a corporate grade 40 or above position or a comparable position with an Employer, a Designated Entity or a Designated Group, or in a position with an Employer, a Designated Entity or a Designated Group that is otherwise determined by the chief executive officer of the Company or the Managers to be eligible as an Executive position under the Plan based upon the duties and responsibilities of the position, and the Employee has been notified in writing.

                By participating in the Plan, an Executive is also deemed to be a "bona fide executive" and/or "high policymaking employee," as defined under the federal Age Discrimination in Employment Act, as amended.

                (u) "Executive Benefit Service" means the Executive's total years of Eligibility Service if: (i) the Executive was making the Maximum Contribution during each of those years; or (ii) the Executive (1) was making the Maximum Contribution during each of those years after the date he or she first became an Executive, and (2) has complied with the provisions of the Executive Buy Back process (as set forth in Appendix A of the Plan) as to those years prior to his or her first becoming an Executive. The Executive Benefit Service of an Executive who did not make the Maximum Contribution during those years prior to the date he or she first became an Executive and has not complied with the Executive Buy Back process will be based solely on the period(s) of Eligibility Service during which he or she made the Maximum Contribution. An Executive will not be credited with any additional Executive Benefit Service on or after the date his or her Executive Pension Supplement is frozen pursuant to Section 2(a).

                (v) "Executive Pension Base" means the amount determined by multiplying 1.47 percent times Average Annual Compensation times the number of years of Executive Benefit Service accrued to the earliest of the Executive's actual retirement date, the Executive's Normal Retirement Date or the date of the Executive's death; or, in the case of an Eligible Affected Employee, the Executive's Effective Termination Date. Also, in the case of an Eligible Affected Employee, in the event that benefits commence under this Plan prior to age 65, then the Executive Pension Base will be actuarially reduced by the same percentage that the Executive's benefit under the WPP would be actuarially reduced for life annuity benefits commencing at the time. An Executive's Executive Pension Base will be frozen on the date his or her Executive Pension Supplement is frozen pursuant to Section 2(a).

                (w) "Executive Pension Supplement" means the pension calculated pursuant to Sections 3 and 4 of this Plan. There will be no Executive Pension Supplement payable if the Executive's Qualified Plan Benefit equals or exceeds his or her Executive Pension Base. Section 2(a) sets out rules under which certain Executives' Executive Pension Supplements are frozen.

                (x) "Financial Managers" means the persons or entities identified by the Chief Operating Officer of the Company to serve as financial managers for employee benefit plans. The Financial Managers may delegate any and all of their duties, authority, and discretion under this Plan.

                (y) "Group W Plan" means the Group W Plan Document component of the CCPP.

                (z) "Managers" means all of the Financial Managers and the Administrative Managers.

                (aa) "Maximum Contribution" means: (i) during such time as the Employee was eligible to participate in the WPP or the Group W Plan, the maximum amount the Employee was permitted to contribute to such plan, and (ii) during such time as the Employee was employed by a Designated Entity or as part of a Designated Group, the maximum amount the Employee was permitted to contribute, if any, to that Designated Entity's or Designated Group's defined benefit pension or Money Purchase Pension Plan, if any, or to such defined benefit pension or Money Purchase Pension Plan, as was made available to employees of said Designated Entity or Designated Group, if any. In addition, in order to be deemed to have made the Maximum Contribution during the period described in (ii) above, the Employee must have paid the Company an amount of each of his or her annual incentive compensation awards based on the maximum WPP or Group W Plan contribution formula applied to 50% of said awards.

                (bb) "Money Purchase Pension Plan" means a defined contribution plan, as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended, that is subject to the minimum funding requirements of Section 412 of the Code.

                (cc) "Normal Retirement Date" means, with respect to an Executive, the later of (i) the first day of the month following his 65th birthday, or (ii) the first day of the month following his completion of 5 years of Eligibility Service.

                (dd) "Permanent Job Separation" has the meaning defined in (i) for an individual who participates in the WPP, the WPP, and (ii) for an individual who participates in the Group W Plan, the Group W Plan. An individual who never participated in the WPP or the Group W Plan cannot have a Permanent Job Separation.

                (ee) "Plan" means this Westinghouse Executive Pension Plan.

                (ff) "Qualified Plan Benefit" means (i) the annual amount of pension the Executive has accrued under the WPP, the Group W Plan, the Cash Balance Plan, and any applicable defined benefit pension plan of, or made available to employees of, a Designated Entity or Designated Group based on Credited Service accumulated up to the earlier of the Executive's actual retirement date or death, (ii) the amount the Executive is entitled to receive on a life annuity basis for retirement under any Money Purchase Pension Plan of, or made available to employees of, a Designated Entity or Designated Group, and (iii) in any case where service included in the Executive's Eligibility Service also entitles that Executive to benefits under one or more retirement plans (whether a defined benefit or Money Purchase Pension Plan or both) of another company, the amount the Executive is entitled to receive on a life annuity basis for retirement from those plans. In the case of (ii) and (iii) above, the benefits will be computed and compared according to procedures determined by the Administrative Managers on a plan-by-plan basis. The Qualified Plan Benefit does not include any early pension retirement supplement. In the case of an Eligible Affected Employee, the Executive's Effective Termination Date will be substituted for "actual retirement date" in determining his or her Qualified Plan Benefit. An Executive's Qualified Plan Benefit will not include any benefit accrued on account of Credited Service on or after the Executive's Executive Pension supplement is frozen pursuant to Section 2(a).

                (gg) "Retirement Eligible" means that the Executive is accruing Eligibility Service and (i) has attained age 65 and completed five or more years of Eligibility Service, (ii) has attained age 60 and completed 10 or more years of Eligibility Service, (iii) has attained age 58 and completed 30 or more years of Eligibility Service, (iv) after March 31, 1999, for Executives who are participants in the Group W Plan or the Cash Balance Plan on or after such date, has attained age 55 and completed 10 or more years of Eligibility Service, or (v) has satisfied the requirements for an immediate pension under the Special Retirement Pension provisions of the WPP or Group W Plan.

                (hh) "Special Retirement Date" means the first day of the month following the month in which an Employee's employment is terminated as a result of a Permanent Job Separation.

                (ii) "Westinghouse Annual Incentive Programs" means the Westinghouse Annual Performance Plan, the Westinghouse Annual Incentive Plan, and the former Westinghouse By-law XVI Incentive Compensation Program.

                (jj) "WPP" means the Westinghouse Pension Plan Document component of the CCPP (or, for periods prior to the merger of the Westinghouse Pension Plan into the CCPP, the Westinghouse Pension Plan).

Section 2.    Eligibility for Benefits: Mandatory Retirement.

                (a)    No New Participants: Benefit Freeze.    No employee will be eligible to accrue any Executive Pension Supplement after March 31, 1999 unless such Employee had accrued an Executive Pension Supplement as of March 31, 1999, and no Employee rehired after March 31, 1999 will be eligible to accrue any Executive Pension Supplement after such rehire. In addition, no Executive who is a participant in the Group W Plan or Cash Balance Plan on or after March 31, 1999 (or on a later date that immediately precedes participation in the Group W Plan or Cash Balance Plan) shall be eligible to accrue any additional Executive Pension Supplement after March 31, 1999 (or such later date described above), unless such Executive: (i) is age 55 or older on March 31, 1999, or (ii) has 70 or more "points" (as defined in the CBS Cash Balance Plan Document component of the CBS Combined Pension Plan) on March 31, 1999.

                (b)    General.    Subject to Section 7 and all other provisions of this Plan, each Executive will be entitled to the benefits of this Plan on separation of service from the Company, an Employer, a Designated Entity or a Designated Group, provided that such Executive: (i) has been employed in a position that meets the definition of Executive for five or more continuous years immediately preceding the earlier of the Executive's actual retirement date or the Executive's Normal Retirement Date; (ii) has made the Maximum Contribution during each year of Eligibility Service from the date he or she first became an Executive until the earliest of his or her date of death, actual retirement date or Normal Retirement Date; (iii) is a participant in the WPP, Group W Plan, or Cash Balance Plan, or in the defined benefit or Money Purchase Pension Plan of, or made available to employees of, a Designated Entity or Designated Group, if any; and (iv) is Retirement Eligible on the date of voluntary or involuntary separation of service from the Company, an Employer, a Designated Entity or a Designated Group or, in the case of a Surviving Spouse benefit, satisfies the requirements for benefits under Section 4 of the Plan.

                Notwithstanding the preceding paragraph, any Executive who (I) was a participant in the Group W Plan or Cash Balance Plan on March 31, 1999, and (II) on March 31, 1999, had satisfied the eligibility requirements under (ii) above (by treating March 31, 1999 as the actual retirement date), need not thereafter satisfy the qualification requirements under (i), (iii), and (iv) above to receive an Executive Pension Supplement. Similarly, any Executive who (I) was a participant in the Group W Plan or Cash Balance Plan after March 31, 1999, and (II) on the date immediately preceding such participation date, satisfied the eligibility requirements under (ii) above (by treating the date immediately preceding the participation date as the actual retirement date), need not thereafter satisfy the qualification requirements under (i), (iii), and (iv) above to receive an Executive Pension Supplement.

                (c)    Mandatory Retirement.    Pursuant to this Plan, the Company, an Employer, or any Affiliated Entity shall be entitled, at its option, to retire any Executive who has attained sixty-five years of age and who, for the two-year period immediately before his or her retirement, has participated in this Plan, if such Executive is entitled to an immediate non-forfeitable annual retirement benefit from a pension, profit-sharing, savings or deferred compensation plan, or any combination of such plans, of the Company, an Employer, or any Affiliated Entity which equals, in the aggregate, at least $44,000. The calculation of such $44,000 (or greater) amount shall be performed in a manner consistent with 29 U.S.C.A. Section 631(c)(2).

Section 3.    Calculation of Executive Pension Supplement.

                (a)    Amount of Supplement for Executives Who Retire On or After an Early, Normal, or Special Retirement Date.    The Executive Pension Supplement for an Executive who satisfies the eligibility rules of Section 2 of the Plan and who retires on or after an Early, Normal or Special Retirement Date shall be calculated as follows:

                        (i)    If the Executive (1) has attained age 60 and completed 10 or more years of Eligibility Service, (2) has attained age 65, or (3) has satisfied the eligibility requirements for an immediate pension under the Special Retirement Pension provisions of the WPP or Group W Plan, the Executive Pension Supplement is determined by subtracting the Executive's Qualified Plan Benefit that would be payable if he or she elected a life annuity option (after any reduction for early retirement, if applicable) from his or her Executive Pension Base.

                        (ii)    If the Executive has not met the requirements of Section 3(a)(i) above but has attained age 58 and completed 30 or more years of Eligibility Service, the Executive Pension Supplement is determined by subtracting the Executive's Qualified Plan Benefit that would be payable if he or she elected a life annuity option (before any reduction for retirement prior to age 60) from his or her Executive Pension Base.

                        (iii)    If the Executive has not met the requirements of Section 3(a)(i) or Section 3(a)(ii) above, but is a participant in the Group W Plan or Cash Balance Plan on or after March 31, 1999, has attained age 55, and has completed 10 or more years of Eligibility Service (but not as many as 30 years of Eligibility Service), the Executive Pension Supplement is a benefit having the Equivalent Actuarial Value as the benefit that would have been determined under Section 3(a)(i) above if the Executive had qualified for an Executive Pension Supplement commencing at age 60 under such Section.

                        (iv)    If the Executive has not met the requirements of Section 3(a)(i), Section 3(a)(ii), or Section 3(a)(iii) above, but is an Executive who is a participant in the Group W Plan or Cash Balance Plan on or after March 31, 1999, has attained age 55, and has completed 30 or more years of Eligibility Service, the Executive Pension Supplement is the benefit having the Equivalent Actuarial Value as the benefit that would have been determined under Section 3(a)(ii) above if the Executive had qualified for an Executive Pension Supplement commencing at age 58 under such Section.

                (b)    Amount of Supplement for Executives Who Retire Before Early, Normal, or Special Retirement Date.    The Executive Pension Supplement payable at or after age 65 for an Executive who satisfies the eligibility rules of Section 2 of the Plan who terminates from employment before his or her Early, Normal or Special Retirement Date shall be calculated as follows: the Executive Pension Supplement is determined by subtracting the Executive's Qualified Plan Benefit that would be payable (determined without regard to whether the Executive is vested in his or her Qualified Plan Benefit) if he or she elected a life annuity option (before any reductions for retirement prior to age 65) from his or her Executive Pension Base. For a benefit commencing prior to age 65, the benefit shall have the Equivalent Actuarial Value as the benefit determined in the preceding sentence commencing at age 65.

Section 4. Death in Active Service.

                (a)    Eligibility For an Immediate Benefit.    If an Executive dies in active service and, on his or her date of death, satisfies the requirements of the Surviving Spouse Benefit for Death Before Retirement provisions of the WPP (or, for participants in the Group W Plan or the Cash Balance Plan, of the Group W Plan) and satisfies the requirements of Section 2(b)(ii) and (iii) at the time of death, a Surviving Spouse benefit shall also be payable under this Plan if his or her Executive Pension Base exceeds his or her Qualified Plan Benefit. The duration portion of the requirement of Section 2(b)(i) of the Plan that the Executive be employed in a position that meets the definition of Executive for five or more continuous years is waived in this case.

                The Surviving Spouse Benefit under this Section 4(a) shall be the Executive Pension Supplement reduced in the same manner as under Section 8.C of the WPP (or, for participants in the Group W Plan or Cash Balance Plan, Section 8.C of the Group W Plan). For purposes of this paragraph, the Executive Pension Supplement shall be calculated as follows:

                        (i)    If the Executive had attained age 60 or if the Executive had completed 30 years of Eligibility Service, the Executive Pension Supplement would be calculated as described in Section 3(a)(i) or (ii); and

                        (ii)    If the Executive did not meet either of the requirements set forth in subparagraph (i) above, the Executive Pension Supplement would be 80% of the difference between the Executive Pension Base and the unreduced Qualified Plan Benefit.

                (b)    Eligibility for a Deferred Benefit.    If an Executive dies in active service who does not satisfy the requirements of Section 4(a) above but who satisfies the requirements of the Surviving Spouse Benefit for Certain Vested Employees provisions of the WPP and satisfies the requirements of Section 2(b)(ii) and (iii) at the time of death, a Surviving Spouse benefit shall also be payable under this Plan if his or her Executive Pension Base exceeds his or her Qualified Plan Benefit. The duration portion of the requirement of Section 2(b)(i) of the Plan that the Executive be employed in a position that meets the definition of Executive for five or more continuous years is waived in this case.

                The Surviving Spouse benefit under this Section 4(b) shall be the Executive Pension Supplement reduced in the same manner as under Section 9.C of the WPP (or, for participants in the Group W Plan or Cash Balance Plan, Section 9.C of the Group W Plan). For purposes of this paragraph, the Executive Pension Supplement shall be calculated by subtracting the Executive's Qualified Plan Benefit (before any reductions) from his or her Executive Pension Base.

Section 5.    Payment of Benefits.

                To receive payment of an Executive Pension Supplement, an Executive must satisfy eligibility requirements set out in Section 2. The Executive Pension Supplement will be paid in monthly installments, each equal to 1/12th of the annual amount determined in Section 3 or 4, whichever is applicable. If the Executive is Retirement Eligible and the Executive or surviving spouse is eligible for WPP, Group W Plan, or Cash Balance Plan benefits, payments under the Plan will commence at the same time as payments under the WPP, Group W Plan, or Cash Balance Plan, as applicable. If the Executive is not Retirement Eligible and the Executive or surviving spouse is eligible for WPP, Group W Plan, or Cash Balance Plan benefits, payments under this Plan will commence at the later of (i) the time payments under the WPP, Group W Plan, or Cash Balance Plan, as applicable, commence, or (ii) attainment of age 55.

                If the Executive or Surviving Spouse is eligible for Plan benefits and is receiving payments from a defined benefit or Money Purchase Plan of, or made available to employees of, a Designated Entity or Designated

Group and not from the WPP, Group W Plan or Cash Balance Plan payments shall commence at the same time as payments under such Designated Entity or Designated Group plan provided the requirements of Section 2(b)(iv) have been met.

                The payments shall be payable for the life of the Executive or the Executive's Surviving Spouse, as the case may be. Unless the Financial Managers determine otherwise, the Executive may elect that the Executive Pension Supplement determined in Section 3 be paid in accordance with any of the optional forms of payment, other than as a lump sum, then available under the WPP (or, for participants in the Group W Plan, or Cash Balance Plan on or after March 31, 1999, under such plans), subject to the same reductions or other provisions that apply to the elected form of payment under the WPP (or, for participants in the Group W Plan, or Cash Balance Plan on or after March 31, 1999, under such plans). Any election hereunder as to optional forms of payment may be revoked prior to the effective date of such election, but may not be revoked on or after the earlier of the Executive's actual retirement date or commencement date for any reason. All elections hereunder become effective on the earlier of the Executive's actual retirement date or commencement date.

                Regardless of the form of payment elected by the Executive, after the Executive retires and begins receiving an Executive Pension Supplement a minimum of 60 times the monthly payment he or she would have received on a life annuity basis is guaranteed hereunder.

                Surviving Spouse benefits under this Plan will be paid in accordance with the form of payment made for Surviving Spouse Benefits under the WPP, Group W Plan, or Cash Balance Plan, as applicable. Once a Surviving Spouse Benefit determined under Section 4(a) has commenced, a minimum of 60 times the monthly benefit payable to the Surviving Spouse is guaranteed hereunder. In the event that an Executive retires or otherwise ceases to be an Employee of the Company, an Employer, a Designated Entity or a Designated Group and is later rehired by one of those entities, the additional provisions set forth in Appendix B to the Plan will apply.

Section 6.    Plan Costs.

                Benefits payable under the Plan and any expenses in connection therewith will be paid by the Company to the extent they are not available to be paid from any trust fund established by the Company to help defray the costs of providing Plan benefits. Any trust fund so established will be owned by the Company and subject to the claims of creditors of the Company.

Section 7.    Conditions to Receipt of Executive Pension Supplement.

                Payments of benefits under this Plan to Executives are subject to the condition that the recipient shall not engage directly or indirectly in any business which is at the time competitive with any business or part thereof, or activity then conducted by, the Company, any of its subsidiaries or any other corporation, partnership, joint venture or other entity of which the Company directly or indirectly holds a 10% or greater interest (together, the "Extended Company") in the area in which such business, or part thereof, or activity is then being conducted by the Extended Company, unless such condition is specifically waived with respect to such recipient by the Company Board of Directors. Breach of the condition contained in the preceding sentence shall be deemed to occur immediately upon an Executive's engaging in competitive activity. Payments suspended for breach of the condition shall not thereafter be resumed whether or not the Executive terminates the competitive activity. A recipient shall be deemed to be engaged in such a business indirectly if he or she is an employee, officer, director, trustee, agent or partner of, or a consultant or advisor to or for, a person, firm, corporation, association, trust or other entity which is engaged in such a business or if he or she owns, directly or indirectly, in excess of five percent of any such firm, corporation, association, trust or other entity. The ongoing condition of this Section 7 shall not apply to an Executive age 65 or older.

Section 8.    Administration.

                (a)    Administrative Managers.    This Plan shall be administered by the Administrative Managers. The Administrative Managers shall have the right to make reasonable rules from time to time regarding the Plan; such rules shall be consistent with the policy provided herein. The Administrative Managers shall have full and absolute discretion and authority to control and manage the operation and administration of the Plan, and to interpret and apply the terms of the Plan.

                (b)    Appointment of Trustee.    The Board may authorize the establishment of one or more trusts and the appointment of a trustee or trustees ("Trustee") to hold any and all assets of the Plan in trust.

                (c)    Claims Procedures.

                        (i)    Claims for Benefits.    Each person (including any Executive or Surviving Spouse) may file a claim with the Administrative Managers for any benefit to which that person believes he is entitled under this Plan, in accordance with procedures established by the Administrative Managers.

                Generally, the Administrative Managers are required to decide each claim within ninety (90) days of the date on which the claim is filed. If special circumstances require a longer period for adjudication, the Administrative Managers must notify the claimant in writing of the reasons for an extension of time, and the date by which the Administrative Managers will decide the claim, before the ninety (90) day period expires. Extensions beyond ninety (90) days after the expiration of the initial ninety (90) day period are not permitted. If the Administrative Managers do not notify the claimant of their decision to grant or deny a claim within the time specified by this Section, the claim will be deemed to have been denied and the appeal procedure described in paragraph (c)(iii) below will become available to the claimant.

                        (ii)    Notice of Denial.    If the Administrative Managers deny a claim for benefits under the Plan, the claimant will receive a written notice that explains: (A) the specific reason for the denial, including specific reference to pertinent Plan provisions on which the denial is based; (B) any additional information or material necessary to perfect a claim, with an explanation of why such material is necessary, if any information would be helpful or appropriate to further consideration of the claim; and (C) the steps to be taken if the claimant wishes to appeal, including the time available for appeal.

                        (iii)    Appeal of Denied Claims for Benefits.    Claimants must submit a written request appealing the denial of a claim within sixty (60) days after receipt of notice described by paragraph (c)(ii). Claimants may review all pertinent documents, and submit issues and comments in writing. The Administrative Managers will provide a full and fair review of all appeals from denial of a claim for benefits, and their decision will be final and binding.

                The decision of the Administrative Managers ordinarily will be given within sixty (60) days after receipt of a written request for appeal, unless special circumstances require an extension (such as for a hearing). If an extension of time for appeal is necessary, the claimant will receive written notice of the extension before the sixty (60) day period expires. The decision may not be delayed beyond one-hundred twenty (120) days after receipt of the written request for appeal. Notice of the decision on appeal will be provided in writing, and will explain the basis for the decision, including reference to applicable provisions of the Plan, in a manner calculated to be understood by the person who appealed the denial of a claim.

                        (iv)    Exhaustion of Remedies.    No legal action for benefits under the Plan may be brought unless and until the following steps have occurred: (A) the claimant has submitted a written application for benefits in accordance with paragraph (c)(i); (B) the claimant has been notified that the claim has been denied, as provided by paragraph (c)(ii); (C) the claimant has filed a written request appealing the denial in accordance with paragraph (c)(iii); and (D) the claimant has been notified in writing that the Administrative Managers have denied the claimant's appeal, or the Administrative Managers have failed to act on the appeal within the time prescribed by paragraph (c)(iii).

                        (v)    Legal Action for Benefits.    No legal action for benefits under the Plan may be brought more than one year after the time described in paragraph (c)(iv) above.

Section 9.    Modification or Termination.

                (a)    Right to Amend, Suspend, or Terminate.    The Company reserves the right, at any time and from time to time, without notice, to suspend or terminate the Plan or to amend, in whole or in part, any and all provisions of the Plan, acting as follows:

                        (i)    The Board may suspend the Plan, terminate the Plan, or adopt Plan amendments that amend any and all provisions of the Plan in whole or in part;

                        (ii)    The Compensation Committee of the Board may adopt Plan amendments that amend any and all provisions of the Plan in whole or in part;

                        (iii)    The Managers may adopt Plan amendments that amend any and all provisions of the Plan in whole or in part, provided that no amendments may be adopted by the Managers that would materially change any Plan benefits or materially increase the costs of the Plan; and

                        (iv)    The Administrative Managers may adopt Plan amendments that relate solely to the administration of the Plan and do not materially change any Plan benefits or materially increase the costs of the Plan.

                Any such change, termination or suspension shall be effective at such time as is specified by the Board, the Compensation Committee, the Managers, or the Administrative Managers, as applicable, or, if no such time is so specified, upon the adoption thereof.

                (b)    Limitations on Amendment or Termination.    Notwithstanding the above, no such change or termination may adversely affect (i) the benefits of any Executive who retires prior to such change or termination or (ii) the right of any then current Executive to receive upon retirement (or to have a Surviving Spouse or beneficiary receive upon the Executive's death), an Executive Pension Supplement, calculated as of the effective date of such change or termination, under the Plan provided that the Executive meets the following two conditions: (1) at the time of such change or termination the Executive has vested pension benefits under the WPP, the Group W Plan, the Cash Balance Plan, or any applicable defined benefit or Money Purchase Pension Plan of a Designated Entity or Designated Group, and (2) at the date of such change or termination and at the date of actual retirement or death the Executive has occupied, for the then required period next preceding such dates, a position that meets the definition of Executive in Section 1(t) of this Plan as in effect at the date of such change or termination.

Section 10.    Miscellaneous.

                (a)    Limitations on Alienation.    No Executive, former Executive or Surviving Spouse shall have the right to anticipate, alienate, sell, transfer, assign, pledge, encumber, or otherwise subject to lien any of the benefits provided under this Plan. Such rights may not be subject to the debts, contracts, liabilities, engagements or torts of the Executive, former Executive or Surviving Spouse of an Executive.

                Notwithstanding the preceding paragraph, the Plan shall honor a qualified domestic relations order (within the meaning of Section 414(p) of the Code).

                (b)    Incompetent Beneficiaries.    If, in the opinion of the Company, a person to whom a benefit is payable is unable to care for his or her affairs because of illness, accident or any other reason, any payment due the person, unless prior claim therefore shall have been made by a duly qualified guardian or other duly appointed and qualified representative of such person, may be paid to some member of the person's family, or to some other party who, in the opinion of the Company, has incurred expense for such person. Any such payment shall be a payment for the account of such person and shall be a complete discharge of the Company's liability under this Plan.

                (c)    No Additional Rights Created.    The Company, in adopting and maintaining this Plan, shall not be held to create or vest in any Executive or any other person any interest, pension or benefits other than the benefits specifically provided herein, or to confer upon any Executive the right to remain in the service of the Company or any Affiliated Entity.

Section 11.    Creditors' Claims.

                Any assets purchased by the Company to provide benefits under this Plan shall at all times remain subject to the claims of general creditors of the Company and any Executive, former Executive or Surviving Spouse of an Executive participating in the Plan has only an unsecured promise to pay benefits from the Company.

Section 12.    Governing Law.

                To the extent not preempted by federal law, the laws of the State of New York shall govern the construction and administration of the Plan.

Section 13.    Severability.

                If any provision of this Plan or the application thereof to any circumstance or person is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.

Section 14.    Authority to Expand Benefits.

                The Board or the Compensation Committee of the Board may, from time to time and without notice, by resolution of the Board or of the Compensation Committee of the Board, authorize the payment of benefits or expand the benefits otherwise payable or to be payable hereunder to any one or more individuals. The Board and the Compensation Committee shall each have the right to delegate authority to take any action that they may take under this Section 14 of the Plan within such limits as they each may approve from time to time.

APPENDIX A

EXECUTIVE BUY BACK

                The Executive Buy Back process permits newly eligible Executives to "buy back" past years of Executive Benefit Service under the Plan for periods of time during which they did not make the Maximum Contribution.

                If an Employee did not make the Maximum Contribution during each of the years of his or her Eligibility Service prior to the time he or she first became an Executive, the Employee will be permitted to pay an amount equal to the Maximum Contributions that would have been payable during the ten years prior to the date he or she first became an Executive (or such lesser period from the later of January 1, 1985 or the date the Employee was employed by the Company, an Employer, a Designated Entity or a Designated Group) plus compounded interest on that amount in order to "buy back" his or her non-contributory years of service.

                Upon qualifying as an Executive, an Executive will be offered an Executive Buy Back opportunity at the time he or she first becomes an Executive. The actual terms of the Executive Buy Back will be determined from time to time by the Administrative Managers. This election will be offered one time to the Executive and his or her decision whether or not to "buy back" will be irrevocable.

                Executive Buy Back payments will be made to the Company and will not be deposited into the trust for the CCPP, including the WPP. Any Executive Buy Back payments made by the Executive will not increase the Executive's Qualified Plan Benefit.

                If, at some point, an Employee is no longer an Executive or otherwise becomes ineligible to receive an Executive Pension Supplement, any Executive Buy Back payments the Employee has made (including any interest the Employee paid) plus any other amount as defined in the last sentence of Section 1(aa) (the definition of Maximum Contribution) paid by the Employee to the Company will be refunded, with interest, at such time as the Employee meets one of the following criteria: termination or retirement from the Company, an Employer, a Designated Entity or a Designated Group; or death; provided however, no refund shall be made if the Employee is an eligible Executive, whether or not the amount of his or her Executive Pension Supplement exceeds zero. All interest rates will be determined at the discretion of the Company.

APPENDIX B

REHIRED EXECUTIVES

                This Appendix B shall not apply with respect to any Executive who is rehired after March 31, 1999.

Section 1.    Retired Executives Rehired as Executives.

                If an Executive who retired from the Company, an Employer, a Designated Entity or a Designated Group and who received or is receiving an Executive Pension Supplement as a lump sum or on a monthly basis is rehired in an Executive position by the Company, an Employer, a Designated Entity or a Designated Group, the following provisions apply:

                (a)    For an Executive who elected a monthly Executive Pension Supplement, the Plan will:

                        (i)    suspend all Executive Pension Supplement payments; and

                        (ii)    if, but only if, the Executive is Retirement Eligible at the time of subsequent actual retirement:

                                (1)    restore previous years of Eligibility Service and Executive Benefit Service accrued prior to the Executive's retirement; and

                                (2)    recalculate the Executive's Executive Pension Supplement in accordance with the Plan at his or her subsequent actual retirement date as long as the Executive then meets all Plan benefit qualification requirements.

                The Executive, having previously met the five years of continuous service as an Executive requirement prior to his or her first retirement, need not again meet that requirement. The Executive's Average Annual Compensation will be computed without regard to the break in service, using zero for any periods during which the Executive was a retiree.

                In addition, if the Executive elected to take a lump sum Qualified Plan Benefit with respect to his or her initial retirement, then in any subsequent calculation of the Executive's Executive Pension Supplement, the Executive's Executive Pension Base will be reduced by both the Executive's Qualified Plan Benefit received at the time of the initial retirement and the Executive's Qualified Plan Benefit accrued from the date of rehire through the date of his or her subsequent retirement.

                (b)    For an Executive who elected a lump sum Executive Pension Supplement and who is Retirement Eligible at the time of subsequent actual retirement, the Plan will:

                        (i)    restore previous years of Eligibility Service but not previous years of Executive Benefit Service; and

                        (ii)    calculate the Executive's additional Executive Pension Supplement at his or her subsequent actual retirement date on the basis of years of service after the rehire in accordance with the Plan as long as the Executive then meets all Plan benefit qualification requirements.

                As under Section 1(a) of this Appendix B, the Executive, having previously met the five years of continuous service as an Executive requirement prior to his or her first retirement, need not again meet that requirement. The Executive's Average Annual Compensation will be computed without regard to the break in service, using zero for any periods during which the Executive was a retiree.

                In addition, if the Executive elected a monthly Qualified Plan Benefit with respect to his or her initial retirement, then the Executive's Qualified Plan Benefit accrued from the date of rehire through the subsequent date of actual retirement will be subtracted from the Executive's Executive Pension Base in calculating the Executive's additional Executive Pension Supplement at his or her subsequent retirement.

                This Section 1 shall apply regardless of whether the individual was an Executive at the time of the prior termination of employment, if such individual was an Executive at the time of rehire.

Section 2.    Former Executives with Vested Pensions Rehired as Executives.

                If the employment of an Executive of the Company, an Employer, a Designated Entity or a Designated Group who was eligible only for a vested pension under the relevant qualified defined benefit or Money Purchase Plan, if any, was terminated and the Executive is rehired by the Company, an Employer, a Designated Entity or a Designated Group, the following provisions apply:

                        (i)    restore previous years of Eligibility Service and Executive Benefit Service accrued prior to the Executive's termination of employment;

                        (ii)    the Executive must meet the five years of continuous service as an Executive requirement prior to a subsequent actual retirement counting only years of service after the rehire; and

                        (iii)    only base salary and incentive awards earned after the rehire will be used in computing Average Annual Compensation.

                In addition, if the Executive elected to take his or her Vested Pension as a lump sum, in any calculation of an Executive Pension Supplement at actual retirement the Executive's Executive Pension Base will be reduced by both the Executive's Qualified Plan Benefit at the time of the initial termination of employment and the Executive's Qualified Plan Benefit accrued from the date of rehire through the date of actual retirement.

                This Section 2 shall apply regardless of whether the individual was an Executive at the time of the prior termination of employment, if such individual was an Executive at the time of rehire.

Section 3.    Retired Executives Rehired in Non-Executive Positions.

                If an Executive who retired from the Company, an Employer, a Designated Entity or a Designated Group and who received or is receiving an Executive Pension Supplement as a lump sum or on a monthly basis is rehired by the Company, an Employer, a Designated Entity or a Designated Group in a non-Executive position, the following provisions apply:

                (a)    For a former Executive who elected a monthly Executive Pension Supplement, the Plan will:

                        (i)    suspend all Executive Pension Supplement payments; and

                        (ii)    if, but only if, the former Executive is still Retirement Eligible at time of subsequent actual retirement, recommence Executive Pension Supplement payments at the time of the Executive's subsequent actual retirement without recalculation of amount.

                At subsequent actual retirement, the former Executive may re-select any form of payment of his or her Executive Pension Supplement then permitted under the Plan.

                (b)    For a former Executive who elected to take his or her Executive Pension Supplement as a lump sum, no further benefits will be paid by the Plan.

APPENDIX C

AMENDMENT TO THE WESTINGHOUSE EXECUTIVE
PENSION PLAN FOR THE SALE OF PGBU

                Effective as of the Closing Date of the sale by former CBS Corporation (previously Westinghouse Electric Corporation) of its Power Generation Business ("PGBU" or "Business") to Siemens Power Generation Corporation (the "Purchaser"), the Westinghouse Executive Pension Plan (the "Plan") retains liability, if any, for benefits earned to the Closing Date with respect to employees of PGBU who transfer to the Purchaser and are described as "Business Employees" in Section 5.5(a)(i) of the Asset Purchase Agreement between former CBS Corporation and the Purchaser dated November 14, 1997, as amended (the "Agreement") and are, pursuant to the Agreement, deemed to be employees of the Purchaser as of the Closing Date (hereinafter known as "PGBU Employees") subject to the following conditions:

                (1)    The Plan shall recognize and credit the period of employment with the Purchaser or its Affiliates on and after the Closing Date solely for purposes of calculating eligibility for the payment of benefits; provided that the Plan shall not recognize and credit any period of employment with the Business after the Purchaser and its Affiliates have sold or divested the Business, or a portion thereof (whether by asset or stock sale, merger or spin-off (each a "Disposition")) with respect to the PGBU Employees who are transferred or terminated in connection with such Disposition.

                (2)    The executive pension plan established by the Purchaser pursuant to Section 5.5(h)(i) of the Agreement (the "Purchaser Executive Plan") shall be solely responsible for (and the Plan shall not provide for):

                        (a)    any benefit that becomes payable with respect to PGBU Employees retiring after the Closing Date that is the result of any reduction in force, mass layoff, or plant closing by the Purchaser or its Affiliates (that is, if the benefit would not be payable absent such an event); or

                        (b)    any other early retirement subsidy or supplement that is not described in (1) above.

                (3)    Average Annual Compensation and Executive Benefit Service under the Plan with respect to PGBU Employees will be determined and frozen as of August 31, 1998, and service by PGBU Employees for Siemens Power Generation Corporation from August 19, 1998 through August 31, 1998 shall be treated as Executive Benefit Service for purposes of the Plan.

                (4)    The Purchaser and its Affiliates (but not any successor to the Purchaser and its Affiliates as owner of the Business or any part thereof) will be considered a Designated Entity solely for purposes of determining eligibility for payment (including suspension of payment) of benefits.

APPENDIX D

AMENDMENT TO THE WESTINGHOUSE EXECUTIVE
PENSION PLAN FOR THE SALE OF ESBU

                Effective April 1, 1999, as a result of the sale of former CBS Corporation's Energy Systems Business ("ESBU") to WGNH Acquisition, LLC (the "Purchaser"), the Westinghouse Executive Pension Plan (the "Plan") retains liability, if any, for benefits earned to April 1, 1999 with respect to employees of ESBU who transfer to the Purchaser and are described as "Business Employees" in Section 5.5(a)(i) of the Asset Purchase Agreement between former CBS Corporation and the Purchaser Dated as of June 25, 1998, as amended (the "Agreement") and are, pursuant to the Agreement, deemed to be employees of the Purchaser as of April 1, 1999 (hereinafter known as "ESBU Employees") subject to the following conditions:

                (1)    The Plan shall recognize and credit the period of employment with the Purchaser or its Affiliates on and after April 1, 1999 solely for purposes of calculating eligibility for the payment of benefits; provided that the Plan shall not recognize and credit any period of employment with the Business after the Purchaser and its Affiliates have sold or divested the Business, or a portion thereof (whether by asset or stock sale, merger or spin-off (each a "Disposition")) with respect to the ESBU Employees who are transferred or terminated in connection with such Disposition.

                (2)    The executive pension plan established by the Purchaser (or, if none, Purchaser) pursuant to Section 5.5(h)(i) of the Agreement (the "Purchaser Executive Plan") shall be solely responsible for (and the Plan shall not provide for):

                        (a)    any benefit that becomes payable with respect to ESBU Employees retiring after April 1, 1999 that is the result of any reduction in force, mass layoff, or plant closing by the Purchaser or its Affiliates (that is, if the benefit would not be payable absent such an event); or

                        (b)    any other early retirement subsidy or supplement that is not described in (1) above.

                (3)    Average Annual Compensation and Executive Benefit Service under the Plan with respect to ESBU Employees will be determined and frozen as of April 1, 1999.

                (4)    The Purchaser and its Affiliates (but not any successor to the Purchaser and its Affiliates as owner of the Business or any part thereof) will be considered a Designated Entity solely for purposes of determining eligibility for payment (including suspension of payment) of benefits.